Exhibit 10.42

AGREEMENT FOR WHOLESALE FINANCING

This Agreement for Wholesale Financing (“Agreement”) is made between GE Commercial Distribution Finance Corporation (“CDF”) and En Pointe Technologies Sales, Inc., a [  ] SOLE PROPRIETORSHIP, [  ] PARTNERSHIP, [X] CORPORATION, [  ] LIMITED LIABILITY COMPANY (check applicable term) (“Dealer”), having its chief executive office located at 100 North Sepulveda Blvd., 19th Floor, El Segundo, CA 90245. Terms not otherwise defined herein shall have the meanings ascribed to them in the Business Financing Agreement dated June 25, 2004, by and between CDF and Dealer.

1.	Extension of Credit. Subject to the terms of this Agreement, CDF may extend credit to Dealer from time to time to purchase inventory from CDF approved vendors (“Vendors”) and for other purposes. CDF’s decision to advance funds is discretionary, and will not be binding until the funds are actually advanced. CDF may combine all of CDF’s advances to Dealer or on Dealer’s behalf, whether under this Agreement or any other agreement, and whether provided by one or more of CDF’s branch offices, together with all finance charges, fees and expenses related thereto, to make one debt owed by Dealer. CDF may, without notice to Dealer, elect not to finance any inventory sold by particular Vendors who are in default to CDF, or with respect to which CDF reasonably feels insecure. This Agreement concerns the extension of credit, and not the provision of goods or services.

2.	Financing Terms. Certain financial terms of any advance which CDF makes under this Agreement are not set forth herein because such terms depend, in part, upon many variable factors, including the availability of Vendor discounts, payment terms or other incentives, and CDF’s floorplanning volume with Dealer and with Vendors. Therefore, CDF and Dealer agree to set forth in this Agreement only the general terms of Dealer’s financing arrangement with CDF. Upon agreeing to finance an item of inventory for Dealer, CDF will send Dealer a Statement of Transaction (“SOT”) identifying such inventory and the applicable financial terms. Dealer’s failure to notify CDF in writing of any objection to an SOT within fifteen (15) days after an SOT is mailed to Dealer shall constitute Dealer’s: (a) acceptance of all terms thereof; (b) agreement that CDF is financing such inventory at Dealer’s request; and (c) agreement that such SOT will be incorporated herein by reference. If Dealer objects to the terms of any SOT, Dealer will pay CDF for such inventory in accordance with the most recent terms for similar inventory to which Dealer has not objected (or, if there are no prior terms, at the lesser of 16% per annum or at the maximum lawful contract rate of interest permitted under applicable law), but CDF may then elect to terminate Dealer’s inventory financing program. Such termination will not accelerate the maturities of advances previously made, unless Dealer is otherwise in default of this Agreement.

3.	Security Interest. To secure payment of all of Dealer’s current and future debts to CDF, whether under this Agreement or any current or future guaranty or other agreement, Dealer grants CDF a security interest in all of Dealer’s inventory, equipment, fixtures, accounts, chattel paper, instruments, deposit accounts, documents, general intangibles, and letter of credit rights and other supporting obligations, and all judgments, claims, insurance policies, and payments owed or made to Dealer thereon; all whether now owned or hereafter acquired, and all attachments, accessories, accessions, returns, repossessions, exchanges, substitutions and replacements thereto, and all proceeds thereof (collectively “Collateral”). All of such terms for which meanings are provided in the Uniform Commercial Code of the applicable state, as the same may be amended, are used herein with such meanings.

4.	Affirmative Warranties and Representations. Dealer warrants and represents to CDF that: (a) Dealer has good title to all Collateral; (b) CDF’s security interest in the Collateral financed by CDF is not now and will not become subordinate to the security interest or claim of any person; (c) Dealer will execute all documents CDF requests to perfect and maintain CDF’s security interest in the Collateral, and will cause all third parties in possession of Collateral to provide such acknowledgment or control of CDF’s security interest as CDF may require; (d) Dealer will deliver to CDF immediately upon each request, and CDF may retain, each Certificate of Title or Statement of Origin issued for Collateral financed by CDF; (e) Dealer will at all times be duly organized, existing, in good standing, qualified and licensed to do business in each jurisdiction in which the nature of its business or property so requires, except where a failure would not have a material adverse effect on Dealer; (f) Dealer has the right and is duly authorized to enter into this Agreement; (g) Dealer’s execution of this Agreement does not, and will not, constitute a breach of any law or agreement to which Dealer is now or hereafter becomes bound, except where such breach would not have a material adverse effect on Dealer; (h) there are and, to Dealer’s knowledge, will be no actions or proceedings pending or threatened against Dealer which might result in any material adverse change in Dealer’s financial or business condition, other than those actions disclosed in En Pointe Technologies, Inc.’s filings with the Securities and Exchange Commission; (i) Dealer will maintain the Collateral in good condition, ordinary wear and tear excepted; (j) Dealer has duly filed and will duly file all tax returns required by law, and will pay when due all taxes, levies, assessments and governmental charges other

Exhibit 10.42

than any amounts disputed in good faith; (k) Dealer will keep and maintain all of its books and records pertaining to the Collateral at its chief executive office designated in this Agreement or at such other location designated in writing to CDF in subparagraph 4(m) below; (l) Dealer will keep all Collateral at its chief executive office listed herein, and other locations within the United States of America of which Dealer has notified CDF in writing or has listed on any current or future Exhibit “A” attached hereto; (m) Dealer will give CDF thirty (30) days prior written notice of any change in Dealer’s identity, name, form of business organization, ownership, chief executive office, Collateral locations or other business locations; (n) Dealer will notify CDF of the commencement of material legal proceedings against Dealer or any guarantor; (o) Dealer will comply with all applicable laws, except where a failure to comply would not have a material adverse effect on Dealer; and (p) Dealer has provided CDF with a copy of Dealer’s Certificate of Incorporation, and will provide any subsequent amendments thereto bearing indicia of filing from the appropriate governmental authority, or such other documents verifying Dealer’s true and correct legal name.

5.	Negative Covenants. Dealer will not at any time without CDF’s prior written consent: (a) other than in the ordinary course of its business, sell, lease, or otherwise dispose of or transfer any of its assets; (b) rent, lease, demonstrate, consign, license, or use any Collateral financed by CDF; (c) merge or consolidate with another entity; (d) move any Collateral financed by CDF out of the United States of America, except for Collateral that has been acquired by Dealer as a fixed asset and moved to Dealer’s outsourcing location in Pakistan, not to exceed Three Hundred Thousand Dollars ($300,000.00) in the aggregate during any twelve month period, and will not be included in any inventory reports.

6.	Insurance. Dealer will immediately notify CDF of any loss, theft or damage to any Collateral. Dealer will keep the Collateral insured for its full insurable value under an “all risk” property insurance policy with a company reasonably acceptable to CDF, naming CDF as a lender loss-payee and containing standard lender’s loss payable and termination provisions. Dealer will provide CDF with written evidence of such property insurance coverage and lender’s loss-payee endorsement.

7.	Financial Statements. Dealer will deliver to CDF, in a form satisfactory to CDF: (a) within ninety (90) days after the end of each of Dealer’s fiscal years, a reasonably detailed balance sheet and income statement as of the last day of such fiscal year covering Dealer’s operations for such fiscal year; (b) within forty-five (45) days after the end of each of Dealer’s fiscal quarters, a reasonably detailed balance sheet and income statement as of the last day of such quarter covering Dealer’s operations for such quarter; and (c) within ten (10) days after CDF’s request, any other information relating to the Collateral or the financial condition of Dealer or any guarantor. Dealer represents that all financial statements and information which have been or may hereafter be delivered by Dealer or any guarantor are and will be correct in all material respects and prepared in accordance with generally accepted accounting principles consistently applied, and there has been no material adverse change in the financial or business condition of Dealer or any guarantor since the submission to CDF of such financial statements, and Dealer acknowledges CDF’s reliance thereon.

8.	Reviews. Dealer grants CDF an irrevocable license to enter Dealer’s business locations during normal business hours with three (3) days notice to Dealer (unless Dealer is in default under this Agreement or would be in default hereunder with the passage of time, the giving of notice, or both, in any such event no advance notice will be required hereunder) to: (a) account for and inspect all Collateral; and (b) examine and copy Dealer’s books and records related to the Collateral.

9.	Payment Terms. Dealer will immediately pay CDF the principal indebtedness owed CDF on each item of Collateral financed by CDF on the earliest occurrence of any of the following events: (a) when such Collateral is lost, stolen or damaged; (b) for Collateral financed under Pay-As-Sold (“PAS”) terms, when such Collateral is sold, transferred, rented, leased, otherwise disposed of, or its payment term has matured; (c) for Collateral financed under Scheduled Payment Program (“SPP”) terms in strict accordance with the installment payment schedule; (d) in strict accordance with any curtailment schedule for such Collateral; and (e) when otherwise required under the terms of any financing program agreed to in writing by the parties. The PAS, SPP and curtailment terms are set forth in the SOT. If Dealer is required to make immediate payment to CDF of any past due obligation discovered during any Collateral review, or at any other time, CDF’s acceptance of such payment shall not be construed to have waived or amended the terms of its financing program. Dealer will send all payments to CDF’s branch office(s) responsible for Dealer’s account. CDF may apply: (i) payments to reduce finance charges first and then principal, regardless of Dealer’s instructions; and (ii) principal payments to the oldest (earliest) invoice for Collateral financed by CDF, but, in any event, all principal payments will first be applied to such Collateral which is sold, lost, stolen, damaged, rented, leased, or otherwise disposed of or unaccounted for. Any third party discount, rebate, bonus or credit granted to Dealer for any Collateral will not

Exhibit 10.42

reduce the debt Dealer owes CDF until CDF has received payment therefor in cash. Dealer will: (1) pay CDF even if any Collateral is defective or fails to conform to any warranties extended by any third party; (2) not assert against CDF any claim or defense Dealer has against any third party; and (3) indemnify and hold CDF harmless against all claims and defenses asserted by any buyer of the Collateral. Dealer waives all rights of offset Dealer may have against CDF. Any payment hereunder which would otherwise be due on a day which is not a Business Day, shall be due on the next succeeding Business Day, with such extension of time included in any calculation of applicable finance charges. A “Business Day” shall mean any day other than a Saturday, Sunday or other days on which commercial banks are authorized or required to be closed under the laws of the United States.

10.	Calculation of Charges. Dealer will pay finance charges to CDF on the outstanding principal debt which Dealer owes CDF for each item of Collateral financed by CDF at the rate(s) shown on the SOT for such Collateral, unless Dealer objects thereto as provided in Section 2. CDF will calculate such finance charges by multiplying the Daily Charge by the actual number of days in the applicable billing period. Such finance charges will accrue from the invoice date of the Collateral identified on such SOT until CDF is paid in full in accordance with CDF’s payment recognition policy, and CDF applies such payment to Dealer’s principal debt as provided in this Agreement. The “Daily Charge” is the Daily Rate multiplied by the Average Daily Balance. The “Daily Rate” is the annual rate shown on the SOT divided by 360, or the monthly rate shown on the SOT divided by 30. The “Average Daily Balance” equals: (i) the sum of the outstanding principal debt owed CDF on each day of a billing period for each item of Collateral identified on a SOT, divided by (ii) the actual number of days in such billing period. Dealer will pay CDF $100 (or such other amount as may be communicated pursuant to Section 11(b) below) for each check returned unpaid for insufficient funds (an “NSF check”) (such payment repays CDF’s estimated administrative costs; it does not waive the default caused by the NSF check). The annual percentage rate of the finance charges for any item of Collateral financed by CDF will be calculated from the invoice date of such Collateral, regardless of any period for which a third party pays a finance charge subsidy. CDF intends to strictly conform to the usury laws governing this Agreement. Regardless of any provision contained herein, in any SOT, or in any other document, CDF shall never be deemed to have contracted for, charged or be entitled to receive, collect or apply as interest, any amount in excess of the maximum amount allowed by applicable law. If CDF ever receives any amount which, if considered to be interest, would exceed the maximum amount permitted by law, CDF will apply such excess amount to the reduction of the unpaid principal balance which Dealer owes, and then will pay any remaining excess to Dealer. In determining whether the interest paid or payable exceeds the highest lawful rate, Dealer and CDF shall, to the maximum extent permitted under applicable law: (A) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest; (B) exclude voluntary pre-payments and the effect thereof; and (C) spread the total amount of interest throughout the entire term of this Agreement so that the interest rate is uniform throughout such term. CDF will recognize and credit payments made by check, ACH, federal wire, or other means, according to its payment recognition policies from time to time in effect, or as otherwise agreed. Information regarding CDF payment recognition policies is available from Dealer’s CDF representative, the CDF website, or will be communicated pursuant to Section 11(b) below.

11.	Billing Statement/Fees. (a) CDF will send Dealer a monthly billing statement identifying all charges due on Dealer’s account with CDF. The charges specified on each billing statement will be: (i) due and payable in full immediately on receipt; and (ii) an account stated, unless CDF receives Dealer’s written objection thereto within fifteen (15) days after it is mailed to Dealer. If CDF does not receive, by the 25th day of any given month, payment of all charges accrued to Dealer’s account with CDF during the immediately preceding month, Dealer will (to the extent allowed by law) pay CDF a late fee equal to the greater of $5 or 5% of the amount of such finance charges (payment of such fee does not waive the default caused by the late payment). CDF may adjust the billing statement at any time to conform to applicable law and this Agreement.

(b) From time to time, CDF may provide written notice to Dealer of new or changed fees, finance charges, policies, practices and other costs (collectively, “Fees”) payable by, or applicable to, Dealer and relating to Dealer’s account generally, or in connection with specific services, or events, to be effective no earlier than five (5) Business Days following receipt by Dealer of such notice as CDF shall advise. Such notice may be delivered by mail, courier or electronically in a separate writing, or set forth in the SOT and/or the billing statement. Dealer shall be deemed to have accepted such Fees by either: (i) making any request for financing after the effective date of such notice; or (ii) failing to notify CDF in writing of any objection to an SOT, billing statement or written notice advising of such Fee within fifteen (15) days after such notice has been sent to Dealer. If Dealer objects to any Fee, such Fee shall not be imposed, but CDF may charge or implement the last Fee to which Dealer has not objected, and may elect to terminate Dealer’s financing program. Such termination will not accelerate the maturities of advances previously made, unless Dealer is otherwise in default of this Agreement, or unless otherwise provided in Dealer’s agreements with CDF.

Exhibit 10.42

12.	Default. Dealer will be in default under this Agreement if: (a) Dealer breaches any terms in this Agreement, or in any other agreement between CDF and Dealer and such breach is not cured within five (5) Business Days from the date of notice of breach from CDF, it being understood that no such cure period will be available for a breach of Dealer’s financial covenants, a breach under subsection 12(b) and any other subsentence of this Section 12 for which no express cure period is provided; (b) Dealer fails to pay any debt to CDF when due and payable hereunder or under any other agreement between CDF and Dealer; (c) any guarantor of Dealer’s debts to CDF (“Guarantor”) terminates its guaranty, or otherwise breaches any terms contained in any guaranty or other agreement between the Guarantor and CDF and such breach is not cured within five (5) Business Days from notice of breach from CDF; (d) any representation, statement, report or certificate which Dealer or any Guarantor makes or delivers to CDF is not accurate when made; (e) Dealer abandons Collateral in excess of Fifty Thousand Dollars ($50,000.00) in the aggregate during the terms of this Agreement; (f) Dealer or any Guarantor is or becomes in default in the payment of any debt in excess of $500,000.00 in the aggregate in any twelve month period owed to any third party, after expiration of any applicable cure period, or Dealer is or becomes in default under any loan agreement, after expiration of any applicable cure period; (g) an attachment, sale or seizure issues or is executed against any assets of Dealer or of any Guarantor in excess of Fifty Thousand Dollars ($50,000.00) in the aggregate during the terms of this Agreement; (h) [intentionally deleted] (i) Dealer or any Guarantor ceases existence as a corporation or ceases or suspends business; (j) Dealer or any Guarantor, as applicable, makes a general assignment for the benefit of creditors; (k) Dealer or any Guarantor, as applicable, becomes insolvent or voluntarily or involuntarily becomes subject to the Federal Bankruptcy Code, any state insolvency law or any similar law, provided however, that Dealer or any Guarantor shall have a period of sixty (60) days within which to discharge any involuntary bankruptcy action or proceeding (it being agreed by Dealer, however, that CDF will not be obligated to make any additional advances during such sixty (60) day period); (l) any receiver is appointed for any assets of Dealer or any Guarantor, as applicable; (m) Dealer loses, or is in default of, any franchise, license or right to deal in any Collateral which CDF finances, except where such loss or default would not have a material adverse effect on Dealer; (n) Dealer or any Guarantor misrepresents Dealer’s or such Guarantor’s financial condition.

13.	Rights of CDF Upon Default. In the event of a default:

(a)	CDF may at any time, without notice or demand to Dealer, do any one or more of the following: declare all or any part of the debt Dealer owes CDF immediately due and payable, together with all costs and expenses of CDF’s collection activity, including all reasonable attorneys’ fees; exercise any rights under applicable law; and/or cease extending any additional credit to Dealer which shall not be construed to limit the discretionary nature of this credit facility.

(b)	Dealer will segregate and keep the Collateral in trust for CDF, and will not dispose of or use any Collateral, nor further encumber any Collateral.

(c)	Upon CDF’s demand, Dealer will immediately deliver the Collateral to CDF at a place specified by CDF, together with all related documents; or CDF may, without notice or demand to Dealer, take immediate possession of the Collateral together with all related documents.

(d)	CDF may, without notice, apply a default finance charge to Dealer’s outstanding principal indebtedness equal to the default rate specified in Dealer’s financing program with CDF, if any, or if there is none so specified, at the lesser of 3% per annum above the rate in effect immediately prior to the default, or the highest lawful contract rate of interest permitted under applicable law.

All of CDF’s rights and remedies are cumulative. CDF’s failure to exercise any of its rights or remedies hereunder will not waive any of CDF’s rights or remedies as to any past, current or future default.

14.	Sale of Collateral. If CDF conducts a sale of any Collateral by requesting bids from ten (10) or more dealers or distributors in that type of Collateral, or pursuant to any internet auction or sale posting on a third party auction sale site, any sale by CDF of such Collateral in bulk or in parcels within one hundred twenty (120) days of: (a) CDF’s taking possession and control of such Collateral; or (b) when CDF is otherwise authorized to sell such Collateral; whichever occurs last, to the bidder submitting the highest cash bid therefor, is a commercially reasonable sale of such Collateral under the Uniform Commercial Code. Dealer agrees that the purchase of any Collateral by a Vendor, as provided in any agreement between CDF and the Vendor, is a commercially reasonable disposition and private sale of such Collateral under the Uniform Commercial Code, and no request for bids shall be required. Dealer further agrees that seven (7) or more days prior written notice will be commercially reasonable notice of any public or private sale (including any sale to a Vendor). Dealer irrevocably waives any requirement that CDF retain possession and not dispose of any Collateral until after an arbitration hearing, arbitration award, confirmation, trial or final judgment. If CDF disposes of any Collateral other than as herein contemplated, the laws of the state governing this Agreement will determine the commercial

Exhibit 10.42

reasonableness of such disposition. Dealer and CDF irrevocably waive all rights to claim punitive and/or exemplary damages.

15.	Power of Attorney. Dealer grants CDF an irrevocable power of attorney to: execute or endorse on Dealer’s behalf any checks, financing statements, instruments, and Certificates of Title and Statements of Origin pertaining to the Collateral, to the extent consistent with the terms of this Agreement; supply any omitted information and correct errors in any documents between CDF and Dealer; initiate and resolve any insurance claim pertaining to the Collateral (such right to settle an insurance claim shall only be exercisable if Dealer is in default) and do anything to protect and preserve the Collateral and CDF’s rights and interest therein.

16.	Information. CDF may provide to any third party any standard credit information on Dealer that CDF may from time to time possess in response to a request for a credit rating, and any other information on Dealer that CDF may from time to time possess if required by law. CDF may obtain from any Vendor any credit, financial or other information regarding Dealer that such Vendor may from time to time possess.

17.	Termination. Either party may terminate this Agreement at any time by written notice received by the other party. If CDF terminates this Agreement, Dealer agrees that if Dealer is not in default hereunder, thirty (30) days prior notice of termination is reasonable and sufficient (although this provision shall not be construed to mean that shorter periods may not, in particular circumstances, also be reasonable and sufficient). Dealer will be obligated to CDF for CDF’s advances or commitments made before the effective termination date of this Agreement. CDF will retain all of its rights, interests and remedies hereunder until Dealer has paid CDF in full. All waivers, and the agreement to arbitrate, set forth in this Agreement will survive any termination of this Agreement.

18.	Binding Effect. Dealer cannot assign its interest in this Agreement without CDF’s prior written consent. CDF may assign or participate CDF’s interest, in whole or in part, without Dealer’s consent. This Agreement will protect and bind CDF’s and Dealer’s respective heirs, representatives, successors and assigns.

19.	Notices. Except as otherwise stated herein, all notices, arbitration claims, responses, requests and documents will be sufficiently given or served if mailed or delivered: (a) to Dealer at Dealer’s chief executive office specified above; and (b) to CDF at 655 Maryville Centre Drive, St. Louis, Missouri 63141-5832, Attention: General Counsel, or such other address as the parties may hereafter specify in writing.

20.	NO ORAL AGREEMENTS. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBTS ARE NOT ENFORCEABLE. TO PROTECT DEALER AND CDF FROM MISUNDERSTANDING OR DISAPPOINTMENT, ALL AGREEMENTS COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES, EXCEPT AS SPECIFICALLY PROVIDED HEREIN OR AS THE PARTIES MAY LATER AGREE IN WRITING TO MODIFY IT. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

21.	Severability. If any provision of this Agreement or its application is invalid or unenforceable, the remainder of this Agreement will not be impaired or affected and will remain binding and enforceable.

22.	Supplement. If Dealer and CDF have previously executed other agreements pertaining to all or any part of the Collateral, this Agreement will supplement such agreement, and this Agreement will neither be deemed a novation nor a termination of such agreement, nor will execution of this Agreement be deemed a satisfaction of any obligation secured by such agreement.

23.	Receipt of Agreement. Dealer acknowledges that it has received a true and complete copy of this Agreement. Dealer has read and understood this Agreement. Notwithstanding anything herein to the contrary, CDF may rely on any facsimile copy, electronic data transmission, or electronic data storage of: this Agreement, any SOT, billing statement, financing statement, authorization to pre-file financing statements, invoice from a Vendor, financial statements or other reports, which will be deemed an original, and the best evidence thereof for all purposes.

24.	Miscellaneous. Time is of the essence regarding Dealer’s performance of its obligations to CDF. Dealer’s liability to CDF is direct and unconditional and will not be affected by the release or nonperfection of any security interest granted hereunder. CDF may refrain from or postpone enforcement of this Agreement or any other agreements between CDF and Dealer without prejudice, and the failure to strictly enforce these agreements will not create a course of dealing which waives, amends or modifies such agreements. The express terms of this

Exhibit 10.42

Agreement will not be modified by any course of dealing, usage of trade, or custom of trade which may deviate from the terms hereof. If Dealer fails to pay any taxes, fees or other obligations which may impair CDF’s interest in the Collateral, or fails to keep the Collateral insured, CDF may, but shall not be required to, pay such amounts. Such paid amounts will be: (a) an additional debt which Dealer owes to CDF, which shall be subject to finance charges as provided herein; and (b) due and payable immediately in full. Dealer will pay all of CDF’s reasonable attorneys’ fees and expenses which CDF incurs in enforcing CDF’s rights hereunder. The Section titles used herein are for convenience only, and do not define or limit the contents of any Section.

25.	BINDING ARBITRATION.

25.1	Arbitrable Claims. Except as otherwise specified below, all actions, disputes, claims and controversies under common law, statutory law or in equity of any type or nature whatsoever, whether arising before or after the date of this Agreement, and whether directly or indirectly relating to: (a) this Agreement and/or any amendments and addenda hereto, or the breach, invalidity or termination hereof; (b) any previous or subsequent agreement between CDF and Dealer; (c) any act committed by CDF or by any parent company, subsidiary or affiliated company of CDF (the “CDF Companies”), or by any employee, agent, officer or director of a CDF Company whether or not arising within the scope and course of employment or other contractual representation of the CDF Companies provided that such act arises under a relationship, transaction or dealing between CDF and Dealer; and/or (d) any other relationship, transaction or dealing between CDF and Dealer (collectively the “Disputes”), will be subject to and resolved by binding arbitration. Notwithstanding the foregoing, the parties agree that either party may pursue claims against the other that do not exceed Fifteen Thousand Dollars ($15,000) in the aggregate in a court of competent jurisdiction. Service of arbitration claims shall be acceptable if made by U.S. mail or overnight delivery to the address for the party described herein.

25.2	Administrative Body. All arbitration hereunder will be conducted in accordance with the Commercial Arbitration Rules of either: (a) The American Arbitration Association (“AAA”); or (b) United States Arbitration & Mediation (“USA&M”). The party first filing an arbitration claim shall designate which arbitration forum and rules are to be applied for all disputes between the parties. The arbitration rules are found at www.adr.org for AAA, and at www.usam-midwest.com for USA&M. AAA claims may be filed in any AAA office. Claims filed with USA&M shall be filed in their Midwest office located at 720 Olive Street, Suite 2020, St. Louis, Missouri 63101. All arbitrator(s) selected will be attorneys with at least five (5) years secured transactions experience. A panel of three arbitrators shall hear all claims exceeding One Million Dollars ($1,000,000), exclusive of interest, costs and attorneys’ fees. The arbitrator(s) will decide if any inconsistency exists between the rules of the applicable arbitral forum and the arbitration provisions contained herein. If such inconsistency exists, the arbitration provisions contained herein will control and supersede such rules. The arbitrator shall follow the terms of this agreement and the applicable law, including without limitation, the attorney-client privilege and the attorney workproduct doctrine.

25.3	Hearings. Each party hereby consents to a documentary hearing for all arbitration claims, by submitting the dispute to the arbitrator(s) by written briefs and affidavits, along with relevant documents. However, arbitration claims will be submitted by way of an oral hearing, if any party requests an oral hearing within forty (40) days after service of the claim, and that party remits the appropriate deposit for AAA’s fees and arbitrator compensation within ten (10) days of making the request. The site of all oral arbitration hearings will be in the Division of the Federal Judicial District in which AAA or USA&M maintains a regional office that is closest to Dealer.

25.4	Discovery. Discovery permitted in any arbitration proceeding commenced hereunder is limited as follows. No later than forty (40) days after the filing and service of a claim for arbitration, the parties in contested cases will exchange detailed statements setting forth the facts supporting the claim(s) and all defenses to be raised during the arbitration, and a list of all exhibits and witnesses. No later than twenty-one (21) days prior to the oral arbitration hearing, the parties will exchange a final list of all exhibits and all witnesses, including any designation of any expert witness(es) together with a summary of their testimony; a copy of all documents and a detailed description of any property to be introduced at the hearing. Under no circumstances will the use of interrogatories, requests for admission, requests for the production of documents or the taking of depositions be permitted. However, in the event of the designation of any expert witness(es), the following will occur: (a) all information and documents relied upon by the expert witness(es) will be delivered to the opposing party; (b) the opposing party will be permitted to depose the expert witness(es); (c) the opposing party will be permitted to designate rebuttal expert witness(es); and (d) the arbitration hearing will be continued to the earliest possible date that enables the foregoing limited discovery to be accomplished.

25.5	Exemplary or Punitive Damages. The arbitrator(s) will not have the authority to award exemplary or punitive damages.

Exhibit 10.42

25.6	Confidentiality of Awards. All arbitration proceedings, including testimony or evidence at hearings, will be kept confidential, although any award or order rendered by the arbitrator(s) pursuant to the terms of this Agreement may be confirmed as a judgment or order in any state or federal court of competent jurisdiction within the federal judicial district which includes the residence of the party against whom such award or order was entered. This Agreement concerns transactions involving commerce among the several states. The Federal Arbitration Act, Title 9 U.S.C. Sections 1 et seq., as amended (“FAA”) will govern all arbitration(s) and confirmation proceedings hereunder.

25.7	Prejudgment and Provisional Remedies. Nothing herein will be construed to prevent CDF’s or Dealer’s use of bankruptcy, receivership, injunction, repossession, replevin, claim and delivery, sequestration, seizure, attachment, foreclosure, and/or any other prejudgment or provisional action or remedy relating to any Collateral for any current or future debt owed by either party to the other. Any such action or remedy will not waive CDF’s or Dealer’s right to compel arbitration of any Dispute.

25.8	Attorneys’ Fees. If either Dealer or CDF brings any other action for judicial relief with respect to any Dispute (other than those set forth in Sections 25.1 or 25.7), the party bringing such action will be liable for and immediately pay all of the other party’s costs and expenses (including attorneys’ fees) incurred to stay or dismiss such action and remove or refer such Dispute to arbitration. If either Dealer or CDF brings or appeals an action to vacate or modify an arbitration award and such party does not prevail, such party will pay all costs and expenses, including attorneys’ fees, incurred by the other party in defending such action. Additionally, if either Dealer or CDF sues the other party or institutes any arbitration claim or counterclaim against the other party, the losing party will pay all costs and expenses (including attorneys’ fees) incurred by the prevailing party in the course of bringing or defending such action or proceeding.

25.9	Limitations. Any arbitration proceeding must be instituted: (a) with respect to any Dispute for the collection of any debt owed by either party to the other, within two (2) years after the date the last payment by or on behalf of the payor was received and applied in respect of such debt by the payee; and (b) with respect to any other Dispute, within two (2) years after the date the incident giving rise thereto occurred, whether or not any damage was sustained or capable of ascertainment or either party knew of such incident. Failure to institute an arbitration proceeding within such period will constitute an absolute bar and waiver to the institution of any proceeding, whether arbitration or a court proceeding, with respect to such Dispute.

25.10	Survival After Termination. The agreement to arbitrate will survive the termination of this Agreement.

26.	INVALIDITY/UNENFORCEABILITY OF BINDING ARBITRATION. IF THIS AGREEMENT IS FOUND TO BE NOT SUBJECT TO ARBITRATION, ANY LEGAL PROCEEDING WITH RESPECT TO ANY DISPUTE WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY. DEALER AND CDF WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING.

27.	Governing Law. This Agreement and all other agreements between Dealer and CDF have been substantially negotiated, and will be substantially performed, in the state of Missouri. Accordingly, all Disputes will be governed by, and construed in accordance with, the laws of such state, except to the extent inconsistent with the provisions of the FAA which shall govern all arbitration proceedings hereunder.

THIS CONTRACT CONTAINS BINDING ARBITRATION, JURY WAIVER AND PUNITIVE DAMAGE WAIVER PROVISIONS.

This Agreement is dated this 25th day of June, 2004.

En Pointe Technologies Sales, Inc.

ATTEST:
	By:	/s/ Attiazaz “Bob” Din

/s/ Robert A. Mercer	Attiazaz “Bob” Din
Chief Executive Officer
Robert A. Mercer, Secretary

GE COMMERCIAL DISTRIBUTION
FINANCE CORPORATION

	By:	/s/ David J. Lynch

David J. Lynch